EXHIBIT 10.20

MULTIFOODS LOGO

33 South 6th Street  P.O. Box 2942  Minneapolis, MN 55402-0942  612-340-3621


March 29, 1996



Mr. Robert S. Wright
President, Bakery Segment

Dear Bob:

SUBJECT:   Supplemental Benefits and Service Credit Under Pension Equity Plan

     The intent of this memorandum is to provide you with an additional explanation, and to obtain your agreement, as to how Paragraph eight of your Employment Offer Letter dated July 10, 1995 (relating to service credit under the Employees' Retirement Plan) will be implemented, and also to set forth certain additional benefits which will be paid to you if you terminate employment prior to becoming eligible for benefits under the Management Benefit Plan.

     The Employees' Retirement Plan was renamed as the "Pension Equity Plan" or "PEP" and was significantly restructured effective January 1, 1996. Employees with sufficient age and service as of January 1, 1996, are eligible to continue under the same benefit formula that was in effect prior to the restructuring. You do not satisfy the age and service requirements to be "grandfathered" under the prior benefit formula. Thus, in order to provide you with the grandfathered benefit formula, as contemplated under paragraph eight of your employment offer letter, it is necessary to do so through a "nonqualified" arrangement.

     A nonqualified arrangement also is necessary in order to implement the service crediting provisions of paragraph eight in a way that is permitted under law. As you know, a qualified plan is subject to strict rules requiring that its terms and provisions not discriminate in favor of officers and highly-paid employees. The service credit provisions of paragraph eight would not be permitted under a qualified plan.


     For the above reasons, we would like your agreement that paragraph eight will be implemented in the following manner: (i) your service prior to June 1, 1994, will be reinstated under the Employees' Retirement Plan effective as of August 15, 1995, for eligibility, vesting and benefit accrual purposes (and that service will be carried over to the Pension Equity Plan); and (ii) you will be entitled to a Supplemental Retirement Benefit under the terms and conditions described below as a general obligation of the Company.


SUPPLEMENTAL RETIREMENT BENEFIT

(a)     Definitions.  The following terms are used herein:

     "Actuarial Equivalent" means a benefit of equivalent value when computed on the basis of mortality and interest rate assumptions recommended by an actuary and approved by the Vice President - Finance and Chief
Financial Officer or the Vice President  and Controller of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means International Multifoods Corporation, and any successor thereto.

     "ERP" means the Employees' Retirement Plan of International Multifoods Corporation, as in effect on December 31, 1995.

     "Grandfathered Formula" means the benefit formula set forth in Appendix C of the PEP, which is a continuation of the benefit formula in effect under the ERP as of December 31, 1995.

     "MBP" means the Management Benefit Plan of the Company, as it may be amended from time to time.

     "PEP" means the Multifoods Pension Equity Plan, as adopted January 1, 1996 (as a continuation of the ERP), as it may be amended from time to time.

     "Supplemental Retirement Benefit" means the benefit payable to you under the terms of this memorandum.

(b) Vesting Service. For purposes of determining your Supplemental Retirement Benefit, your vesting service under this memorandum will be equal to the sum of your vesting service earned under the PEP as of August 15, 1995 (as reinstated from your prior employment), plus two times (2x) your vesting service earned under the PEP after August 15, 1995.

(c) Supplemental Retirement Benefit. You will be eligible for the following Supplemental Retirement Benefit, expressed as a monthly benefit payable in the form of a single life annuity starting on the first day of the month after age 65:

     (1) Less Than Five Years of Service. If you have less than 5 years of vesting service at your termination of employment, then the monthly benefit will be equal to 50% of your Bonus Base (calculated under the terms of the MBP) divided by 12.

     (2) Five or More Years of Service, But Not Eligible for MBP. If you have 5 or more years of vesting service at your termination of employment, but you are not eligible for a benefit under the MBP, then your monthly benefit will be equal to "A" plus "B" minus "C" below:

A   =     50% of your Bonus Base (calculated under the terms of the
MBP) divided by 12.

     plus

B   =     The monthly benefit to which you would have been entitled
under the PEP if (i) you were eligible to and did elect to have your benefit calculated under the Grandfathered
Formula, (ii) that benefit was paid in the form of a single life annuity, (iii) your Credited Service under the Grandfathered Formula was equal to the sum of your Credited
Service earned as of August 15, 1995 (as reinstated from your prior employment), and two times (2x) your Credited
Service earned after August 15, 1995, and (iv) the limits imposed under Code sections 401(a)(17) and 415 did not apply to your benefit under the PEP.

     minus

C   =     The monthly benefit payable to you under the PEP.

(3) Five or More Years of Service and Eligible for MBP. If you have 5 or more years of vesting service at your termination of employment and you are eligible for a benefit under the MBP, then your monthly benefit will equal to "D" minus "E" minus "F" below:

D   =     The monthly benefit to which you would have been entitled
under the PEP if (i) you were eligible to and did elect to have your benefit calculated under the Grandfathered
Formula, (ii) that benefit was paid in the form of a single life annuity, (iii) your Credited Service under the Grandfathered Formula was equal to the sum of your Credited
Service earned as of August 15, 1995 (as reinstated from your prior employment), and two times (2x) your Credited
Service earned after August 15, 1995, and (iv) the limits imposed under Code sections 401(a)(17) and 415 did not apply to your benefit under the PEP.

     minus

E   =     The monthly benefit payable to you under the MBP because of the limits imposed under Code sections 401(a)(17) and 415.

     minus

F   =     The monthly benefit payable to you under the PEP.

All monthly benefits described above will be computed as of the date of your termination of employment and each will be expressed in the form of a single life annuity starting as of the first day of the month after age 65 (or as of the first day of the month after your termination of employment, if your termination of employment occurs after age 65).

If your Supplemental Retirement Benefit starts prior to age 65, the benefit payable to you will be reduced in the same manner as would a benefit payable under Appendix B of the PEP (that is, in the same manner as a benefit calculated using the Grandfathered Formula under the PEP). For purposes of determining the early commencement reduction factors that apply to you under Appendix B, your vesting service will be deemed to be your vesting service calculated under this memorandum.



(d) Form of Benefit. The Supplemental Retirement Benefit will be paid to you in the form of a single life annuity with monthly benefit payments. However, at the sole discretion of the Company, it may be paid in any other form. If it is paid in any form other than a single life annuity, the benefit will be adjusted so that it is the Actuarial Equivalent of the benefit that would have been paid as a single life annuity.

(e) Commencement of Benefit. The Supplemental Retirement Benefit will start as of the same day as the benefit paid to you under the PEP. If you have less than 5 years of vesting service under the PEP at your termination of employment (and thus are not entitled to a benefit), the Supplemental Retirement Benefit will start on the same day as the benefit would have been paid to you if you had exactly five years of vesting service under the PEP.

(f) Spouse Benefit. If you die before your Supplemental Retirement Benefit is paid or starts to be paid to you, and you are survived by a spouse, that spouse will be entitled to a monthly benefit payable in the form of a single life annuity as follows:

     (i) If you die at or after age 55, the benefit will start as of the first day of the month after your death, and the monthly amount of the benefit will equal the monthly amount of the survivor annuity that would have been paid to your spouse if you had retired and started to receive your Supplemental Retirement Benefit in the form of a joint and 100% survivor annuity, and then died.

     (ii) If you die before age 55, the benefit will start as of the first day of the month after you would have reached age 55, and the monthly amount of the benefit will equal the monthly amount of the survivor annuity that would have been paid to your spouse if you had retired on the date of your death, survived to age 55 and started to receive your Supplemental Retirement Benefit in the form of a joint and 100% survivor annuity, and then died.

(g) No Effect on Employment Rights. This memorandum is not an employment agreement and nothing in this memorandum will confer on you the right to be retained in the employ of the Company, or limit any right of the Company to discharge you or otherwise deal with you without regard to the existence of this memorandum.

(h) FICA Taxes/Withholding. To the extent that benefit accruals hereunder are taken into account as amounts deferred under a nonqualified deferred compensation plan under Code section 3121(v), and thus are subject to tax under Code section 3101 ("FICA"), the Company may calculate the amount deferred and withhold against other compensation paid to you in any manner determined by it to be appropriate under Code section
3121(v).

Please indicate your receipt and acceptance of the terms of this memorandum by signing one of the enclosed copies and returning it at your earliest convenience.


                                      INTERNATIONAL MULTIFOODS CORPORATION



                                            /s/ Robert F. Maddocks
                                      By:   Robert F. Maddocks
                                      Its:    Vice President - Human Resources


cc:  A. Luiso
     J. G. Traver


                ____________________________________________

                                 ACCEPTANCE

I, Robert S. Wright, hereby acknowledge receipt of this memorandum and hereby agree to the manner in which Paragraph eight of my Offer Letter, dated July 10, 1995, is to be implemented as set forth in this memorandum.

Dated:  April 2, 1996




                                  /s/ Robert S. Wright
                                  ROBERT S. WRIGHT